April 26, 1996


Mr. Brad Yopp
ULTRA PAC, Inc.
21925 Industrial Blvd.
Rogers, Minnesota 55374-9575

Re:  Restructure Leases/Loans # 10004657-100,704,705,706,,708

Dear Brad,

This letter will confirm our agreement to restructure the above accounts to accommodate your request for a nine (9) month forbearance of principal with monthly interest paid as agreed. The understanding is that NEFI and or NEFI related accounts listed, will be documented in substance with all agreements which are being used with the new borrowing agreement between Ultra Pac, Norwest Bank Minnesota, and NCI. We agree to waive the events of default which exist as of April 26, 1996. We will work towards final documentation with the Norwest affiliates and Ultra Pac to set out the agreement as timely as possible. The basics are:

1) Nine month forbearance of principal beginning January 96 and ending September 96 with interest payable monthly and full payments to resume October 96.
      Principal amount forbeared to be due and payable at the final payment date as per the original contracts.

2) Interest/Rate charged per contract to remain the same through the same period covered by the new borrowing agreement with Norwest Banks.

3) Warrants covering the rate issue will be part of the Warrants issued to the banking affiliates NCI/NBCI. NEFI will find mutual agreement with the Norwest entities on amount.

4) All NEFI agreements will be cross defaulted with all obligations Ultra Pac owes to any Norwest affiliate.

Please contact me if I can answer any questions or be of assistance.

Sincerely,


/s/ Kurt L. Isaacson
Kurt L. Isaacson
Assistant Vice President
Portfolio Administration